Exhibit 10.23

Certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

Execution Version

BOARD MEMBER AGREEMENT

Dated September 25, 2021

between

1.	MoonLake Immunotherapeutics AG

c/o KD Zug-Treuhand AG, Untermüli 7, 6302 Zug, Switzerland

(the «Company»)

and

2.	Simon Sturge

[***]

(the «Chairman»)

(Company and Chairman each a «Party» and collectively the «Parties»)

Table of contents

1.	Board Duties	3
1.1	General Duties	3
1.2	Communication with Third Parties	4
1.3	Critical activities of the BoD	4
1.4	Management Proposals	5
2.	Effective Date	5
3.	Nature of contractual relationship	6
4.	Consideration	6
4.1	Cash Consideration	6
4.2	Expenses	6
4.3	Equity Compensation	6
5.	Intellectual Property Rights	6
6.	Confidentiality	7
7.	Non-solicitation	8
8.	Information Obligation	9
9.	Compliance	9
10.	Term and Termination	9
11.	Tax and Social Security Contributions	10
12.	General Provisions	10
12.1	Entire Agreement	10
12.2	Amendments and Waivers	10
12.3	No Assignment	10
12.4	Severability	10
12.5	Formal Requirements and Amendments	11
13.	Governing Law and Jurisdiction	11
13.1	Governing Law	11
13.2	Jurisdiction	11

PREAMBLE

A.	The Company is a clinical-stage biotechnology company focused on creating next-level therapies for inflammatory skin and joint diseases.

B.	The Chairman is an experienced healthcare executive and has built a very strong reputation not only in the biotechnology industry but also in the investment community.

C.	The Company wishes to engage the Chairman as chairman of the board of directors ("BoD") of the Company.

D.	The Chairman wishes to serve as chairman of the board of directors of the Company.

Now, therefore, the Parties hereto agree as follows ("Agreement"):

1.	Board Duties

1.1	General Duties

The Chairman shall serve as non-executive chairperson of the BoD of the Company and perform all such duties and responsibilities as are customarily related to such position in accordance with the applicable laws and regulations, as amended from time to time.

The Chairman shall in particular have all of the duties and responsibilities of a chairperson of a Swiss corporation as provided by Swiss law, and in particular by the provisions of article 716 ff. of the Swiss Code of Obligations as well as by the articles of association of the Company and the organizational regulations of the Company.

The Chairman shall meet with the other members of the BoD to discuss any matter involving the Company (e.g. overall management, determination of the organisation, setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, organization of the accounting, financial control and financial planning, reviewing management performance, supervision of the management) at regular intervals and whenever necessary. The Chairman is expected to actively organize, prepare, lead and participate in such meetings. He shall also serve on Board committees as decided from time to time by the Board.

The Chairman is expected to represent the Company in the public.

The Chairman is expected to be continually informed, educated and up to date on the Company and its industry, seeking information from a variety of sources, including, but not exclusively, research reports, audit reports and, where relevant, regulatory pronouncements. The Chairman shall bring in outside experts and advisors to inform the members of the BoD on issues and events affecting the Company, if he deems it necessary and productive.

The Chairman is expected to minimize the amount of time spent on frivolous or non-essential matters and to provide perspective as well as to make decisions to build real value for the Company and its shareholders.

The Chairman shall have unfettered access to the management, including those below the CEO’s direct reports, as authorized and coordinated by the BoD.

The BoD shall meet at each meeting in executive session without the CEO or other members of the management to ensure an open and free discussion. Independent directors shall ensure that they have enough time to do this properly.

The Chairman shall duly safeguard the interests of the Company.

1.2	Communication with Third Parties

A robust communication of the BoD’s thinking to the company’s shareholders is important. The BoD may warrant direct communication to the Chairman or other members of the BoD on certain issues (i.e. board governance and CEO compensation), as appropriate and in coordination with the management. Members of the BoD who communicate directly with shareholders shall ideally be experienced in such matters.

The Chairman shall speak about the company with the media only if authorized by the BoD to do so in accordance with the company’s policy.

The Chairman is expected to actively engage on corporate governance and key shareholder issues when meeting with shareholders.

1.3	Critical activities of the BoD

The BoD (including, where appropriate, through the Chairman or a lead independent director) shall have an input into the setting of the agenda of the BoD (the “Agenda”). Over the course of a year, the Agenda has to include and focus on the following items, among others:

-	A robust, forward-looking discussion of the business;

-	Performance of the current CEO and other key members of management and the succession planning for each of them. The BoD shall make sure the Company has a performant CEO. The BoD shall act promptly to address the issue, if the Company’s CEO is not performant;

-	Creation of shareholder value, with a focus on the long term. Long-term thinking, such as the sort of long-term thinking owners of a private company might bring to their strategic discussions, including investments that may not pay off in the short run, shall be encouraged by the BoD;

-	Major strategic issues (including material mergers and acquisitions and major capital commitments) and long-term strategy, including thorough consideration of operational and financial plans, quantitative and qualitative key performance indicators, and assessment of organic and inorganic growth, among others;

-	The BoD shall receive a balanced assessment on strategic fit, risks and valuation in connection with material mergers and acquisitions. The BoD shall consider establishing an ad hoc transaction committee if a significant amount of time of the BoD is required otherwise to consider a material merger or acquisition. If the company’s stock is to be used in such a transaction, the BoD shall carefully assess the company’s valuation relative to the valuation implied in the acquisition;

-	Significant risks, including reputational risks. The BoD shall not be reflexively risk averse. The BoD shall seek the proper calibration of risk and reward as it focuses on the long-term interests of the Company’s shareholders;

-	Standards of performance, including the maintaining and strengthening of the company’s culture and values;

-	Material corporate responsibility matters;

-	Key shareholder concerns:

○	The BoD shall engage with shareholders and receive feedback about matters relevant to long-term shareholder value;

○	The BoD shall consider engaging a proposing shareholder (as well as other shareholders, to the extent appropriate) early in the process, preferably before the proposal appears in the proxy, in the event it receives a shareholder’s proposal. The BoD shall consider further engagement with shareholders and either implement the proposal (or a comparable alternative) or promptly explain why doing so would not be in the best long-term interests of the company, should the proposal receive majority shareholder support. As a best practice, the BoD shall also consider further engagement with shareholders to discuss shareholders’ proposals that receive significant but less than majority support and formulate an appropriate response. While such response may include the adoption of the proposal (or a comparable alternative), the BoD should be mindful of the fact that a majority of the company’s shareholders did not support the proposal.

1.4	Management Proposals

The Company shall consider an early engagement with shareholders in case of a proposal from the management. The BoD shall consider further engagement with shareholders and formulate an appropriate response that is mindful of how a majority of the Company’s shareholders voted, should the proposal be defeated or receive significant shareholder opposition.

The BoD or an appropriate committee of the BoD shall determine the best approach to compensate management, taking into account all the factors it deems appropriate, including corporate and individual performance and other qualitative and quantitative factors and discuss and approve the CEO’s compensation.

2.	Effective Date

This Agreement shall enter into force retroactively with effect as of July 27, 2021 (the “Effective Date”).

3.	Nature of contractual relationship

The Chairman shall serve as an independent contractor and shall not qualify as an employee of the Company for any purposes by virtue of this Agreement.

The Chairman has to carry out the mandate in person and shall not allow any other person or entity to perform his duties and responsibilities.

4.	Consideration

4.1	Cash Consideration

The Chairman shall not be entitled to a remuneration for providing his services under this Agreement. Notwithstanding the aforesaid, the Parties intend to discuss and negotiate in good faith a remuneration when another independent board member is appointed who is entitled to a cash remuneration.

4.2	Expenses

The Company shall reimburse the Chairman for all business expenses reasonably incurred in connection with the mandate as chairman of the BoD of the Company (including travel costs, hotel accommodation costs, meal costs as well as other costs). However, reimbursement shall only be made (i) upon presentation of the relevant original receipts which may be used for tax purposes, and (ii) upon compliance with the Company's expense regulations, if any, which the Company may issue and unilaterally amend or supplement at any time.

4.3	Equity Compensation

The Chairman shall have the opportunity to once subscribe for shares in the Company for a total amount of USD 500,000 under the terms and conditions as set forth and described in Annex 1. The Chairman agrees to accept and abide by the terms and conditions described in Annex 1 subject to his subscription of shares.

5.	Intellectual Property Rights

As far as allowed under the law applicable to the respective rights as mentioned hereafter, the Chairman shall assign and transfer, and herewith assigns and transfers to the Company all rights, titles, and interests in and to any invention, original work of authorship, development, concept, improvement or trade secret, whether or not protected by "Intellectual Property Rights" (i.e., patentable or registrable as a design or trademark or protected by copyrights or similar laws), which he has or may have created, conceived, developed or reduced to practice or will create, conceive, develop or reduce to practice (whether individually or with the assistance of any other individual or entity) in the course of or in connection with his mandate under this Agreement, irrespective of whether such rights are the result of the performance of his duties to the Company or not (collectively the “Work Results”). The aforementioned transfer and assignment is made without any additional remuneration.

In particular, the Chairman hereby agrees that the Company, as an assignee of intellectual property rights in the Work Results is entitled to pursue any application or registration necessary to secure any intellectual property right (be it Swiss or foreign patents, trademarks, designs, copyrights or topographies). If under a particular jurisdiction the Company is not entitled to perform applications or registrations on its own, the Chairman agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Work Results including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to effect the transfer of the rights in the Work Results and, as the case may be, to apply for and obtain any registered intellectual property rights.

Where the applicable law does not allow the transfer or the assignment of the rights in the Work Results or intellectual property rights and related rights, the Chairman herewith grants the Company the exclusive right and license to use, modify and further develop the Work Results in its sole discretion and to the broadest extent admissible by the applicable law. The Chairman hereby waives and irrevocably quitclaims any claims, of any nature whatsoever, which arise due to an infringement of any rights in the Work Results, to the Company or its designee. The above assignment and transfer and/or license is unlimited in time, territory and scope and includes all exploitation rights related to the intellectual property rights and know-how, whether currently known or arising in the future. It further includes the right of the Company to assign and transfer or (sub)-license the Work Results to any third party and/or all rights of attribution, paternity, integrity, modification disclosure, destruction and any other rights throughout the world that may be known or referred to as "moral rights," "artist's rights," "droit moral," or the like (collectively, "Moral Rights") as well as to undertake all steps necessary to protect such rights in the Company’s name. To the extent that Moral Rights cannot be assigned under applicable law, the Chairman hereby waives all my Moral Rights to the extent permitted by law.

The Company shall have the right to disclose in its presentation material (including, but not limited to, its website and press releases) that the Chairman is engaged as chairman of the BoD of the Company. After termination of this Agreement, the Company shall be entitled to disclose in its presentation material that the Chairman was a former chairman of the BoD of the Company.

Except for reimbursement for the application of patent or registration of trademarks as set forth above, no additional consideration shall be paid to the Chairman for such assignment of intellectual property rights.

The Company's ownership of any intellectual property right, the right to use the Chairman's name, shall not be affected by the termination of this Agreement.

6.	Confidentiality

The Chairman will keep secret any Information (as defined hereinafter) received from the Company and will make no use of such Information (Obligation of Secrecy),

a)	unless such Information is general public knowledge or becomes general public knowledge through no fault of any party, or

b)	unless such Information was in the Chairman's possession prior to his receipt thereof as proven by written records, or

c)	unless such Information has been received by the Chairman from any third party under no obligation of confidentiality to the Chairman or the Company, or

d)	unless such Information must be disclosed by law, regulation or judicial or administrative process.

"Information" is defined to include: all information that has been created, discovered or developed, or has otherwise become known to the Company including, without limitation, information created, discovered, developed or made known by the Chairman during the time spent interacting with or performing a service for the Company.

Any Information received from the Company, especially such relating to business activities and/or products of the Company shall be treated confidentially by the Chairman and shall not be passed on to any third party without prior written consent of the Company. This shall apply in particular to, all manufacturing or business secrets, all know-how of any kind (e.g. developments, inventions, data collections, processes and concepts, business relationships), information about the Company or about persons associated or cooperating with the Company (e.g. customers of the Company, interested parties). Any documents data, records, apparatus, equipment and other physical property, whether or not pertaining to the Information, furnished to the Chairman by the Company or produced by the Chairman or others under or in connection with this Agreement, shall be returned to the Company upon termination of this Agreement and the Chairman shall destroy any copies of such documents and data carriers, whether or not such return or such destruction is requested by the Company.

The Chairman is prohibited from transcribing or making copies of work products and any and all files or documents pertaining to the Company (in particular business documents, including contracts and correspondence) for private and other purposes not related to the performance of this Agreement.

The obligations stipulated in this section 6 shall survive the termination of this Agreement for as long as such information remains proprietary or confidential.

7.	Non-solicitation

The Chairman undertakes for the entire term of this Agreement and during twenty four (24) months after its termination, that he will not:

a)	use directly or indirectly any knowledge acquired for an activity competing with the business of the Company;

b)	on his own behalf or for any other person directly or indirectly actively offer employment to or actively procure employment for any person who is employed by the Company or actively solicit or induce any employee of the Company to leave their employment with the Company; or

c)	solicit, aid or induce any person which has been a customer, supplier, agent or distributor of the Company or was or is in the habit of dealing with the Company, to stop using the services of or dealing with the Company in the manner in which such person shall have been previously accustomed.

The Chairman shall pay to Company a fixed sum in the amount of CHF 100,000.00 for each breach of his non-solicitation obligations according to this section 7. For the avoidance of doubt, payment of the fixed sum does not relieve the Chairman from his obligations under this Section 7. In addition to the contractual penalty the Company retains the right to claim compensation for the damages exceeding the contractual penalty.

The Company is entitled at any time, regardless if payment of the contractual penalty and/or additional damages have been made, to demand the termination of the actions which are in breach of the non-solicitation obligation and to have the Chairman ordered to cease any and all activity in breach of the non-solicitation obligations by a court (remedy of specific performance, “Realexekution”)

8.	Information Obligation

The Chairman shall disclose to the Company any consultancy and advisory engagements and other commercial interests he may have in the field of immunology. Such disclosure shall be made in writing within 30 days of the signing of this Agreement.

9.	Compliance

The Chairman shall comply with all statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the Company and the performance of this Agreement, and Company’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

The Chairman represents that he has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and he agrees to avoid any such conflict.

10.	Term and Termination

This Agreement shall enter into force retroactively with effect as of the Effective Date.

This Agreement shall last as long as the Chairman is elected chairman of the BoD.

Notwithstanding anything to the contrary in this Agreement, the Chairman may be removed as chairman and member of the BoD at any time as set forth in applicable law and the articles of association of the Company. Upon termination, the Company shall pay to the Chairman all compensation and expenses to which the Chairman is entitled up through the date of the removal from office, and thereafter, all of the Company’s obligations under this Agreement shall cease.

The Chairman agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by the Chairman under or in connection with this Agreement is the sole and exclusive property of the Company and shall be promptly returned to the Company at first request.

Upon termination of this Agreement, the Chairman shall resign from all offices then held with the Company by virtue of his position as member of the BoD. The chairman agrees that following any termination of this Agreement, he shall cooperate in all respects with the Company in winding up or transferring to other members of the BoD of any pending work and shall also cooperate with the Company in the defense of any action brought by any third part against the Company that relates to the provided services.

The Company and the Chairman agree that their obligations under this section, as well as sections 4.3, 5, 6, 7, 11, 12, 13 and Annex 1 shall survive the termination of this Agreement.

11.	Tax and Social Security Contributions

The Chairman shall bear sole responsibility for all taxes, assessments or other levies on his own income, leased or purchased property or equipment.

The Chairman is responsible for social security contributions and mandatory insurances according to the applicable law. The Chairman represents, warrants and undertakes that all social security contributions and insurance fees will be paid during the term of this Agreement.

To the extent the Company has paid the Chairman's taxes, social security contributions or mandatory insurances, the Chairman shall upon demand reimburse the Company the amount so paid. The Company reserves the right to withhold parts of the Chairman’s consideration or other remuneration to pay any such taxes, social security contributions or mandatory insurances.

12.	General Provisions

12.1	Entire Agreement

This Agreement, and any other documents referred to herein, constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements or understandings of the Parties relating hereto.

12.2	Amendments and Waivers

This Agreement may only be modified or amended by a document signed by both Parties. Any right under this Agreement may only be waived by a document signed by the Party waiving such provision.

12.3	No Assignment

 No Party shall be entitled to assign or transfer any of the rights or obligations hereunder to any other party except as expressly permitted under and in accordance with this Agreement or with the prior written consent of the other Party.

12.4	Severability

Should any part or provision of this Agreement be held to be invalid or unenforceable by any competent arbitral tribunal, court, governmental or administrative authority having jurisdiction, the other provisions of this Agreement shall nonetheless remain valid. In this case, the Parties shall endeavour to negotiate a substitute provision that best reflects the economic intentions of the Parties without being unenforceable, and shall execute all agreements and documents required in this connection.

12.5	Formal Requirements and Amendments

This Agreement may be executed in writing or in electronic form (an electronic file that is signed by electronic signature, such as Skribble, DocuSign or AdobeSign, or which contains a scan of the signature) and be delivered by electronic mail or another transmission method; the counterpart so executed and delivered shall be deemed to have been duly executed and validly delivered.

13.	Governing Law and Jurisdiction

13.1	Governing Law

This Agreement (including the Equity Compensation) shall be governed by and construed in accordance with the substantive laws of Switzerland (excluding the Vienna Convention on the International Sale of Goods dated 11 April 1980 and excluding Swiss Private International Law and international treaties)..

13.2	Jurisdiction

All disputes arising out of or in connection with this Agreement, including all disputes on its conclusion, binding effect, amendment and termination, shall be resolved exclusively by the ordinary courts of Zug, Switzerland.

******

[Signature page to follow]

Company

/s/ Spike Loy	/s/ Arnout Ploos van Amstel
Spike Loy	Arnout Ploos van Amstel

Chairman

/s/ Simon Sturge
Simon Sturge